Contact:

Michael Hsu
Chief Executive Officer
China Discovery Acquisition Corp.
650-521-6800

FOR IMMEDIATE RELEASE

CHINA DISCOVERY ACQUISITION CORP.
OVER-ALLOTMENT OPTION EXERCISED

Shanghai, China, July 2, 2007 - China Discovery Acquisition Corp. (OTC Bulletin Board: CADQU) announced today the completion of the over-allotment option for its initial public offering to the full extent of 750,000 units. Each unit consists of one ordinary share and two warrants. The 5,750,000 units sold in the offering, including the 750,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $34,500,000. Simultaneously with the consummation of the initial public offering, the Company consummated the private sale of 105,000 units at a price of $6.00 per unit and 1,033,334 warrants at a price of $0.60 per warrant, generating total proceeds of $1,250,000. The units and warrants were purchased by Beatrice Hom, the Company’s Chief Operating Officer, Chief Financial Officer and Director, and Francois Shih, one of the Company’s Special Advisors. Of the gross proceeds of the offering and private sale, $33,372,500 (or approximately $5.80 per share) was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

China Discovery Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China.

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